UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2010

SPARE BACKUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

760-779-0251
(Registrant's telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02  Unregistered Sale of Equity Securities.

On February 23, 2010 Spare Backup, Inc. entered into a Subscription Agreement with Equity Investors, Inc., an accredited investor, for the sale of a $7 million secured revolving credit note in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.  Under the terms of the Subscription Agreement, in addition to the convertible note, we will issue the purchaser five year warrants to purchase 15,000,000 shares of our common stock with an exercise price of $0.30 per share together with 50,000 shares of our to-be-created Series B Preferred Stock.  It is anticipated that the offering will close on or about March 30, 2010.  We will not pay any commissions, finder’s fees or other compensation in connection with this offering. We intend to use the net proceeds for general corporate purposes, infrastructure, marketing, staff, business development, general working capital, and to satisfy our tax liabilities.

At closing the purchaser is required to deposit the $7 million with a financial institution accepted to us in an account in the name of our company and solely under our control, which such proceeds shall be subject to draw down by us from such account in our discretion subject to ongoing compliance with the Subscription Agreement.  The convertible note will have a three year term and interest will be payable on the unpaid principal balance at the rate of 10% per annum and 4% per annum for the amount of the convertible note which has not been funded.  Interest for the initial six months of this convertible note will be paid in advance at closing and thereafter interest will be payable monthly in arrears commencing October 1, 2010.  The principal amount of the convertible note outstanding is convertible into shares of our common stock at any time at the option of the holder based upon the principal amount of the convertible note then outstanding as follows:

Principal Amount Outstanding	Conversion Price Per Share
Up to $1,000,000	$0.20
In excess of $1,000,000 up to $2,000,000	$0.25
In excess of $2,000,000 up to $7,000,000	$0.30

    If at any time during the term of the warrant the average closing price of our common stock exceeds $0.60 per share for 10 consecutive trading days we have the right to call the warrant. So long as the convertible note is outstanding, we have agreed to take certain actions, including, among others, (i) to not incur total liabilities represented by bank indebtedness or other funded liabilities in excess of $20,000,000, (ii) that any expenditures to be made by us which exceed $250,000 for any single or related items will require approval by our principal executive officer and an independent member of our Board of Directors, and (iii) that we will not allow our “burn rate” in any calendar month to exceed by 20% the burn rate for the prior 12 months calculated as of the end of the preceding calendar month.

If an event of default should occur, the note holder has the right to accelerate the maturity date of the note.  As collateral for the convertible note, we will grant the holder a security interest in all accounts and other receivables and goods and proceeds related thereto.  We may prepay the convertible note at any time without premium or penalty upon five days prior notice to the holder.

Prior to closing we will file a Certificate of Designations, Rights and Preferences for the Series B Preferred Stock with the Secretary of State of Delaware which will provide that:

•           the shares will have a stated value and a liquidation preference of $0.001 per share,

•           the shares will not pay any dividends and are not convertible into any other security,

•           so long as at least $1 million is outstanding under the convertible note, the Series B Preferred Stock is not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such Series B Preferred Stock.  At such time as less than $1 million principal amount is outstanding under the convertible note, the Series B Preferred Stock is redeemable at any time at our option at a redemption price per share equal to the stated value, and

•           each share of Series B Preferred will entitle the holder thereof to 400 votes, will be entitled to vote together as a single class with holders of common stock and any other series of preferred stock then outstanding.

Both the conversion price of the convertible note and the exercise price of the warrant are subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate transactions.  In addition, so long as the instruments are outstanding, expect in certain limited instances, should we offer, issue or agree to issue any shares of common stock or securities convertible into or exercisable for shares of our common stock at a price per share or conversion or exercise price per share which shall be less than the conversion price (as to the convertible note) or exercise price (as to warrant), without the consent of the note holder, we are required to adjust the conversion or exercise price to such other lower price per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: February 24, 2010	By:	/s/ Cery Perle
Cery Perle,
Chief Executive Officer and President